Exhibit 99.1

Radisys Corporation

Companies Included in the Radford Executive Survey Market Cut

ACI Worldwide	Globecomm Systems	PMC-Sierra
Advent Software	Grass Valley USA LLC	Power Integrations
Alaska Communications Systems	Harmonic	Progress Software
American Science & Engineering	Hutchinson Technology	QAD
Applied Micro Circuits Corporation	Hypercom	Radiant Systems
Ariba	Impac Medical Systems	Rambus
Aruba Networks	Infinera	Riverbed Technology
Attachmate	Interdigital Communications LLC	Rosetta Stone
Aviat Networks	Internap Network Services	Rovi
Blackbaud	Intevac	S1
Blackboard	Ion Geophysical	Semtech
Blue Coat Systems	Irdeto	Sigma Designs
Brooks Automation	Iron Mountain Digital	Silicon Graphics International
Cabot Microelectronics	Ixia	Silicon Laboratories
Calix	JDA Software	Siltronic Corporation
Ceradyne	Kofax	Smart Modular Technologies
Cirrus Logic	Kyocera International	SMSC
Cognex	Leapfrog Enterprises	Sonus Networks
Commvault Systems	Manhattan Associates	Spirent Communications
Conexant Systems	Micrel Semiconductor	Symmetricom
Cray	Microsemi	Syniverse Technologies
Cymer	Microstrategy	Tekelec
Datalink	Mitchell International	Tessera Technologies
Datalogic Scanning	MKS Instruments	The Active Network
Dealertrack	Netscout Systems	TIVO
Delta Design	Neustar	Tokyo Electron US Holdings
Diodes	Newport	Transaction Network Services
Dionex	Nice Systems	Tyler Technologies
Dot Hill Systems	Novatel Wireless	Veeco Instruments
Emulex	Oclaro	Vertafore
Entegris	Omnicell	Vicor
Epicor Software	Opnext	Websense
Extreme Networks	Pegasystems	Zarlink Semiconductor
Fortinet	Photronics	Zoran